Exhibit 10.26

BUSINESS FINANCING AGREEMENT

Borrower:	BIOLASE, INC.	Lender:	WESTERN ALLIANCE BANK, an Arizona corporation
	BL Acquisition Corp.		55 Almaden Boulevard, Suite 100
	BL Acquisition II Inc.		San Jose, CA 95113
4 Cromwell
Irvine, CA 92618

This BUSINESS FINANCING AGREEMENT, dated as of March 6, 2018 (the “Closing Date”), is made and entered into between WESTERN ALLIANCE BANK, an Arizona corporation (“Lender”) and BIOLASE, INC., a Delaware corporation (“Parent”), BL Acquisition Corp., a Delaware corporation (“BL Acquisition”), and BL Acquisition II Inc., a Delaware corporation (“BL Acquisition II”, and together with Parent and BL Acquisition, individually and collectively, jointly and severally, “Borrower”), on the following terms and conditions:

1.	REVOLVING CREDIT LINE.
1.1

Advances.  Subject to the terms and conditions of this Agreement, from the Closing Date until the Maturity Date, Lender agrees and will make Advances to Borrower from time to time not exceeding the Credit Limit (subject at all times to the Domestic Credit Limit and the EXIM Credit Limit) or the Borrowing Base (subject at all times to the Domestic Borrowing Base and EXIM Borrowing Base), whichever is less; provided that in no event shall Lender be obligated to make any Advance that results in an Overadvance or while any Overadvance is outstanding.  Amounts borrowed under this Section may be repaid and subject to the terms and conditions hereof reborrowed during the term of this Agreement.  It shall be a condition to each Advance that (a) an Advance Request acceptable to Lender has been received by Lender, (b) all of the representations and warranties set forth in Section 3 are true and correct on the date of such Advance as though made at and as of each such date, and (c) no Default has occurred and is continuing, or would result from such Advance.

1.2

Advance Requests.  Borrower may request that Lender make an Advance by delivering to Lender an Advance Request therefor and Lender shall be entitled to rely on such information provided by Borrower to Lender on or with the Advance Request.  Lender may honor Advance Requests, instructions or repayments given by any Authorized Person.

1.3

Due Diligence.  Lender may audit Borrower’s Receivables and any and all applicable records pertaining to the Collateral, at Lender’s sole discretion and at Borrowers expense, provided that such audits must be done during normal business hours and upon no less than three (3) Business Days’ advance notice to Borrower (provided no notice is required if an Event of Default has occurred and is continuing). Borrower acknowledges that such an audit must be completed prior to the initial Advance and at least once every six months thereafter.  Lender may at any time and from time to time contact Account Debtors and other Persons obligated or knowledgeable in respect of Receivables to confirm the Receivable Amount of such Receivables, to determine whether Receivables constitute Eligible Receivables, and for any other purpose specifically in connection with this Agreement.  If any of the Collateral or Borrower's books or records pertaining to the Collateral are in the possession of a third party, Borrower authorizes that third party to permit Lender or its agents to have access to perform inspections or audits thereof and to respond to Lender's requests for information concerning such Collateral and records.

1693792.4	1	(BFA – ABL)

1.4Collections.

(a) Lender shall have the exclusive right to receive all Collections on all Receivables.  Borrower shall (i) immediately notify, transfer and deliver to Lender all Collections Borrower receives for deposit into the Collection Account, (ii) deliver to Lender a detailed cash receipts journal on Friday of each week until the Collection Account is operational, and (iii) upon the request of Lender in its sole discretion, immediately enter into a collection services agreement acceptable to Lender (the “Lockbox Agreement”) pursuant to which all Collections received in the Lockbox shall be deposited into the Collection Account.  Until the Lockbox is required by Lender, Borrower shall utilize an electronic deposit capture device with Lender for any payments made by check.  Borrower shall use the Lender’s address as the remit to and payment address for all of Borrower’s Collections from Account Debtors, and Borrower shall instruct all Account Debtors to make payments either directly to the Collection Account or instruct them to deliver such payments to Lender by wire transfer, ACH, or other means as Lender may direct for deposit to the Lockbox (if applicable) or Collection Account.  It will be considered an immediate Event of Default if this does not occur or the Lockbox is not operational within 30 days of Lender’s request.

(b) Lender shall transfer all Collections deposited into the Collection Account to Borrower’s Account on a daily basis; provided that upon the occurrence and during the continuance of any Default, Lender may apply all Collections to the Obligations in such order and manner as Lender may determine.  Lender has no duty to do any act other than to apply such amounts as required above.  If an item of Collections is not honored or Lender does not receive good funds for any reason, any amount previously transferred to Borrower’s Account or applied to the Account Balance shall be reversed as of the date transferred or applied, as applicable, and, if applied to the Account Balance, the Finance Charge will accrue as if the Collections had not been so applied.  Lender shall have, with respect to any goods related to the Receivables, all the rights and remedies of an unpaid seller under the UCC and other applicable law, including the rights of replevin, claim and delivery, reclamation and stoppage in transit.

1.5

Receivables Activity Report. Within 30 days after the end of each Month End, Lender shall send to Borrower a report covering the transactions for the prior billing period, including the amount of all Advances, Collections, Adjustments, Finance Charges, and other fees and charges.  The accounting shall be deemed correct and conclusive unless Borrower makes written objection to Lender within 30 days after Borrower’s receipt of such Lender accounting.

1.6

Adjustments.  In the event any Adjustment or dispute is asserted by any Account Debtor, Borrower shall promptly advise Lender and shall, subject to Lender’s reasonable approval, resolve such disputes and advise Lender of any Adjustments; provided that in no case will the aggregate Adjustments made with respect to any individual Receivable over $5,000 or aggregate Receivables over $50,000 exceed two percent (2%) of its original Receivable Amount unless Borrower has obtained the prior written consent of Lender.  So long as any Obligations are outstanding, Lender shall have the right, at any time, to take possession of any rejected, returned, or recovered personal property. If such possession is not taken by Lender, Borrower is to resell it for Lender’s account at Borrower’s expense with the proceeds made payable to Lender. While Borrower retains possession of any returned goods, Borrower shall segregate said goods and mark them as property of Lender.

1693792.4	2	(BFA – ABL)

1.7

Recourse; Maturity.  Advances and the other Obligations shall be with full recourse against Borrower.  On the Maturity Date or such earlier date as shall be herein provided, Borrower will pay all then outstanding Advances and other Obligations to Lender.

1.8

Letter of Credit Line.  Subject to the terms and conditions of this Agreement, Lender hereby agrees to issue or cause an Affiliate to issue letters of credit for the account of Borrower (each, a "Letter of Credit" and collectively, "Letters of Credit") from time to time; provided that (a) the Letter of Credit Obligations shall not at any time exceed the International Sublimit less the FX Amount, and (b) the Letter of Credit Obligations will be treated as Advances for purposes of determining availability under the Domestic Credit Limit and shall decrease, on a dollar-for-dollar basis, the amount available for other Advances.  The form and substance of each Letter of Credit shall be subject to approval by Lender, in its sole discretion.    Each Letter of Credit shall be subject to the additional terms of the Letter of Credit agreements, applications and any related documents required by Lender in connection with the issuance thereof (each, a "Letter of Credit Agreement").  Each draft paid under any Letter of Credit shall be repaid by Borrower in accordance with the provisions of the applicable Letter of Credit Agreement.  No Letter of Credit shall be issued that results in an Overadvance or while any Overadvance is outstanding.  Upon the Maturity Date, the amount of Letter of Credit Obligations shall be secured by unencumbered cash on terms acceptable to Lender if the term of this Agreement is not extended by Lender.

1.9

Cash Management Services.  Borrower may use availability hereunder up to the Cash Management Sublimit for Lender's cash management services, which may include merchant services, direct deposit of payroll, business credit card, and check cashing services identified in various cash management services agreements related to such services (the "Cash Management Services"). The amount of Obligations with respect to Cash Management Services, including, without limitation, the total availability under all business credit cards, will be treated as an Advance for purposes of determining availability under the Domestic Credit Limit and shall decrease, on a dollar-for-dollar basis, the amount available for other Advances.  The Cash Management Services shall be subject to additional terms set forth in applicable cash management services agreements. Upon the Maturity Date, the amount of Obligations with respect to Cash Management Services shall be secured by unencumbered cash on terms acceptable to Lender if the term of this Agreement is not extended by Lender.

1.10

Foreign Exchange Facility. Subject to and upon the terms and conditions of this Agreement and any other agreement that Borrower may enter into with Lender in connection with foreign exchange transactions (“FX Contracts”) and subject to the availability under the Domestic Credit Limit and the Domestic Borrowing Base, Borrower may request Lender to enter into FX Contracts with Borrower, which shall be due no later than the Maturity Date unless cash secured on terms satisfactory to Lender.  Borrower shall conduct all its United States foreign currency exchange business through Lender. Borrower shall pay any standard issuance and other fees that Lender notifies Borrower will be charged for issuing and processing FX Contracts for Borrower. The FX Amount (a) shall at all times be equal to or less than the International Sublimit less any amounts outstanding under the Letter of Credit Sublimit and (b) will be treated as an Advance for purposes of determining availability under the Domestic Credit Limit and shall decrease, on a dollar-for-dollar basis, the amount available for other Advances. The “FX Amount” shall equal the amount determined by multiplying (i) the aggregate amount, in United States Dollars, of FX Contracts between Borrower and Lender outstanding as of any date of determination by (ii) the applicable Foreign Exchange Reserve Percentage as of such date. The “Foreign Exchange Reserve Percentage” shall be a percentage as determined by Lender, in its sole discretion from time to time.

1693792.4	3	(BFA – ABL)

1.11	Overadvances. Upon any occurrence of an Overadvance, Borrower shall immediately pay down the Advances such that, after giving effect to such payments, no Overadvance exists.
1.12

Notification and Verification.  Lender may (i) verify outstanding invoices and (ii) notify Borrower’s Account Debtors of Lender’s security interest in the Receivables, at its sole discretion from time to time.

2.	Fees and Finance Charges.
2.1

Finance Charges.  Borrower agrees to pay to Lender the Finance Charges on the Account Balance.  Lender may, but is not required to, deduct the amount of accrued Finance Charges from Collections received by Lender.  The accrued and unpaid Finance Charges shall be due and payable within 10 calendar days after each Month End during the term hereof.

2.2	Fees.
(a)	Domestic Facility Fee. Borrower shall pay the Domestic Facility Fee to Lender promptly upon the execution of this Agreement and annually thereafter.
(b)	EXIM Facility Fee. Borrower shall pay the EXIM Facility Fee to Lender promptly upon the execution of this Agreement and annually thereafter.
(c)	EXIM Application Fee. Borrower shall pay the EXIM Application Fee to Lender promptly upon the execution of this Agreement.
(d)

Letter of Credit Fees.  Borrower shall pay to Lender fees upon the issuance of each Letter of Credit, upon the payment or negotiation of each draft under any Letter of Credit and upon the occurrence of any other activity with respect to any Letter of Credit (including without limitation, the transfer, amendment or cancellation of any Letter of Credit) determined in accordance with Lender's standard fees and charges then in effect for such activity.

(e)

Cash Management and FX Contract Fees.  Borrower shall pay to Lender fees in connection with the Cash Management Services and the FX Contracts as determined in accordance with Lender’s standard fees and charges then in effect for such activity.

(f)	Due Diligence Fee. Borrower shall pay the Due Diligence Fee to Lender promptly upon the execution of this Agreement and annually thereafter.
(g)	Due Diligence Deposit. Borrower has paid to Lender a due diligence deposit of $15,000, which deposit shall be applied to the Domestic Facility Fee and Lender’s expenses on the Closing Date.
3.	Representations and Warranties. Borrower represents and warrants:
3.1

No representation, warranty or other statement of Borrower in any certificate or written statement given to Lender contains any untrue statement of a material fact or omits to state a material fact necessary to make the statement contained in the certificates or statement not misleading.

1693792.4	4	(BFA – ABL)

3.2

Borrower is duly existing and in good standing in its jurisdiction of formation and qualified and licensed to do business in, and in good standing in, any jurisdiction in which the conduct of its business or its ownership of property requires that it be qualified, except where the failure to do so could not reasonably be expected to have a material adverse effect on Borrower’s business.

3.3

The execution, delivery and performance of this Agreement has been duly authorized, does not (a) conflict with Borrower’s organizational documents, (b) contravene, conflict with, constitute a default under or violate any material Requirement of Law, (c) contravene, conflict or violate any applicable order, writ, judgment, injunction, decree, determination or award of any Governmental Authority by which Borrower or any of Borrower’s property or assets may be bound or affected, (d) require any action by, filing, registration, or qualification with, or Governmental Approval from, any Governmental Authority (except such Governmental Approvals which have already been obtained and are in full force and effect), or (e) constitute an Event of Default under any material agreement by which Borrower is bound. Borrower is not in default under any agreement to which or by which it is bound.

3.4	Borrower has not violated any laws, ordinances or rules, the violation of which could have a material adverse effect on Borrower’s business.
3.5	Borrower has good title to the Collateral and all inventory is in all material respects of good and marketable quality, free from material defects.
3.6

Borrower’s name, form of organization, chief executive office, and the place where the records concerning all Receivables and Collateral are kept is set forth at the beginning of this Agreement, Borrower is located at its address for notices set forth in this Agreement.

3.7

If Borrower owns, holds or has any interest in, any copyrights (whether registered, or unregistered), patents or trademarks, and licenses of any of the foregoing, such interest has been specifically disclosed and identified to Lender in writing.

3.8

Borrower is the sole owner of the intellectual property which it owns or purports to own, except for non-exclusive licenses granted by Borrower to its customers in the ordinary course of business.  Each of the patents is valid and enforceable, and no part of the intellectual property has been judged invalid or unenforceable, in whole or in part, and no claim has been made that any part of the intellectual property violates the rights of any third party.

3.9	Borrower is solvent and able to pay its debts (including trade debts) as they mature.
3.10

The Collateral is not in the possession of any third party bailee (such as a warehouse) except as otherwise disclosed in writing to Lender.  None of the Collateral is currently being maintained at locations other than as disclosed in writing to Lender.

3.11

Except as disclosed in writing to Lender, there are no actions or proceedings pending or, to the knowledge of Borrower’s officers, threatened in writing by or against Borrower or any Subsidiary in which an adverse decision could reasonably be expected to cause a Material Adverse Change.

3.12

All consolidated financial statements for Borrower and any Subsidiary delivered to Lender fairly present in all material respects Borrower’s consolidated financial condition and Borrower’s consolidated results of operations as of the date thereof and for the periods set forth therein.  All consolidating financial statements for Borrower and its Subsidiaries delivered to Lender fairly

1693792.4	5	(BFA – ABL)

present in all material respects Borrower’s and each of its Subsidiary’s financial condition and results of operations as of the date thereof and for the periods set forth therein.  There has not been any material deterioration in Borrower’s consolidated financial condition since the date of the most recent financial statements submitted to Lender.

3.13	Borrower does not own any stock, partnership interest, other ownership interest or other equity securities except for Permitted Investments.
3.14

Borrower and each Subsidiary have timely filed all required tax returns and reports, and Borrower and each Subsidiary have timely paid all foreign, federal, state and local taxes, assessments, deposits and contributions owed by Borrower and each Subsidiary.

4.	Miscellaneous Provisions. Borrower will:
4.1

Maintain its corporate existence and good standing in its jurisdiction of incorporation and maintain its qualification in each jurisdiction necessary to Borrower's business or operations and not merge or consolidate with or into any other business organization, or acquire all or substantially all of the capital stock or property of a third party, unless (i) any such acquired entity becomes a “borrower” under this Agreement and (ii) Lender has previously consented to the applicable transaction in writing.

4.2	Comply with all laws, ordinances and regulations to which it is subject, noncompliance with which could have a material adverse effect on Borrower’s business.
4.3

Give Lender at least 30 days prior written notice of changes to its name, organization, chief executive office, location of records or otherwise add any new business locations or any new locations where Borrower intends to store Collateral, and, if requested by Lender, Borrower will cause the applicable landlord/bailee to enter into a landlord consent (or bailee agreement in the case of any bailee) in favor of Lender prior to the commencement of such new office or location.

4.4	Pay all its taxes including gross payroll, withholding and sales taxes when due and will deliver satisfactory evidence of payment to Lender if requested.
4.5	Maintain:
(a)

insurance satisfactory to Lender as to amount, nature and carrier covering property damage (including loss of use and occupancy) to any of Borrower's properties, business interruption insurance, public liability insurance including coverage for contractual liability, product liability and workers' compensation, and any other insurance which is usual for Borrower's business.  Each such policy shall provide for at least thirty (30) days prior notice to Lender of any cancellation thereof.

(b)

all risk property damage insurance policies (including without limitation windstorm coverage, and hurricane coverage as applicable) covering the tangible property comprising the collateral.  Each insurance policy must be for the full replacement cost of the collateral and include a replacement cost endorsement, or in an amount acceptable to Lender.  The insurance must be issued by an insurance company acceptable to Lender and must include a lender's loss payable endorsement in favor of Lender in a form acceptable to Lender and Lender shall be named as an additional insured with respect to public liability insurance including coverage for contractual liability, product liability and workers’ compensation.

1693792.4	6	(BFA – ABL)

Upon the request of Lender, Borrower shall deliver to Lender a copy of each insurance policy, or, if permitted by Lender, a certificate of insurance listing all insurance in force.

4.6	Immediately transfer and deliver to Lender all Collections Borrower receives.
4.7	Not create, incur, assume, or be liable for any indebtedness, other than Permitted Indebtedness.
4.8

Not convey, sell, lease, transfer or otherwise dispose of (collectively, a “Transfer”), all or any part of its business or property, other than: (a) Transfers of inventory in the ordinary course of business; (b) Transfers of non-exclusive licenses and similar arrangements for the use of the property of Borrower in the ordinary course of business; or (c) Transfers of worn-out or obsolete equipment which was not financed by Lender.

4.9	Not make any investment in or to any Person, other than Permitted Investments.
4.10	Not pay any dividends or make any distributions or payment with respect to Borrower’s capital stock or redeem, retire or purchase any of Borrower’s capital stock.
4.11

Not directly or indirectly enter into or permit to exist any material transaction with any Affiliate of Borrower except for transactions that are in the ordinary course of Borrower’s business, upon fair and reasonable terms that are no less favorable to Borrower than would be obtained in an arm’s length transaction with a non-affiliated Person.

4.12

Not make any payment in respect of any Subordinated Debt or permit any of its Subsidiaries to make any such payment, except in compliance with the terms of the applicable subordination agreement in favor of Lender, or amend any provision contained in any documentation relating to the Subordinated Debt without Lender’s prior written consent.

4.13

Immediately notify Lender if Borrower hereafter obtains any interest in any copyrights, patents, trademarks or licenses that are materially significant in value or are material to the conduct of its business.

4.14

Provide the following financial information and statements in form and content acceptable to Lender, and such additional information as reasonably requested by Lender in writing from time to time.  Lender has the right to require Borrower to deliver financial information and statements to Lender more frequently than otherwise provided below, and to use such additional information and statements to measure any applicable financial covenants in this Agreement.

(a)

No later than 30 days after the end of each month (including the last period in each fiscal year), monthly financial statements of Borrower, certified and dated by an authorized financial officer.  The statements shall be prepared on a consolidated basis and, prior to the Subsidiary Dissolution (as defined below), on a consolidating basis.

(b)

Promptly, upon sending or receipt, copies of any management letters and correspondence relating to management letters, sent or received by Borrower to or from Borrower's auditor.  If no management letter is prepared, Borrower shall, upon Lender's request, obtain a letter from such auditor stating that no deficiencies were noted that would otherwise be addressed in a management letter.

1693792.4	7	(BFA – ABL)

(c)	Copies of the Form 10-K Annual Report, Form 10-Q Quarterly Report and Form 8-K Current Report for Borrower within 5 days of the date of filing with the Securities and Exchange Commission.
(d)

Annual board-approved financial projections and operating budgets specifying the assumptions used in creating the projections and budgets.  Annual board-approved projections and budgets shall in any case be provided to Lender no later than 30 days after the beginning of each fiscal year.

(e)	Within 5 days of filing, copies of all business tax returns, which must be prepared by a Certified Public Accountant acceptable to Lender.
(f)

Within 30 days of the end of each month, a Compliance Certificate of Borrower, signed by an authorized financial officer and setting forth (i) the information and computations (in sufficient detail) to establish compliance with all financial covenants at the end of the period covered by the financial statements then being furnished and (ii) whether there existed as of the date of such financial statements and whether there exists as of the date of the certificate, any default under this Agreement and, if any such default exists, specifying the nature thereof and the action Borrower is taking and proposes to take with respect thereto.

(g)

Within 15 days after the end of each calendar month, (i) a domestic borrowing base certificate, in form and substance satisfactory to Lender, setting forth Domestic Eligible Receivables and Receivable Amounts thereof as of the last day of the preceding reporting period, and (ii) an EXIM borrowing base certificate, in form and substance satisfactory to Lender, setting forth EXIM Eligible Receivables and Receivable Amounts thereof as of the last day of the preceding reporting period.

(h)

Within 15 days after the end of each calendar month, detailed agings of Borrower’s accounts receivable and accounts payable by invoice date and detailed agings of Borrower’s accounts receivable and accounts payable by due date, in each case, separating domestic receivables and EXIM receivables, together with a deferred revenue report and such other matters as Lender may request.

(i)	Within 30 days after the end of each calendar quarter, a quarterly invoice sampling certified by an authorized financial officer and in form and substance satisfactory to Lender.
(j)

Promptly upon Lender's request, such other books, records, statements, lists of property and accounts, budgets, forecasts or reports as to Borrower and as to each guarantor of Borrower's obligations to Lender as Lender may reasonably request.

4.15

Within 90 days of the Closing Date and at all times thereafter, maintain all of its and its Subsidiaries’ depository and operating accounts and investment accounts with Lender, and, in the case of any accounts not maintained with Lender, grant to Lender a first priority perfected security interest in and “control” (within the meaning of Section 47-9104 of the Arizona Uniform Commercial Code) of such account pursuant to documentation acceptable to Lender.

1693792.4	8	(BFA – ABL)

4.16

Provide to Lender promptly upon the execution hereof, and as a condition to the effectiveness of this Agreement, the following documents which shall be in form satisfactory to Lender: (i) EXIM Documents; (ii) an intellectual property security agreement, duly executed by Borrower, (iii) Corporate Resolutions to Borrow, duly executed by Borrower, and (iv) a warrant to purchase stock, duly executed by Borrower.

4.17

Within 30 days of the Closing Date, and as a condition precedent to the initial Advance hereunder, provide to Lender the following documents which shall be in form satisfactory to Lender: (i) a deposit account control agreement, duly executed by Borrower and Comerica Bank, and (ii) a landlord waiver, duly executed by the landlord of Borrower’s leased premises.

4.18

Within 90 days of the Closing Date, provide to Lender evidence satisfactory to Lender that Borrower has dissolved the following entities (the “Subsidiary Dissolution”): Biolase International, LLC, a Delaware limited liability company, Societe EndoTechnic, Inc., a California corporation, and Occulase, Inc., a Delaware corporation.

4.19

Promptly provide to Lender such additional information and documents regarding the finances, properties, business or books and records of Borrower or any guarantor or any other obligor as Lender may reasonably request.

4.20

At all times that Advances are outstanding hereunder, maintain Borrower's financial condition as follows in accordance with GAAP and used consistently with prior practices (except to the extent modified by the definitions herein):

(a)	Adjusted Quick Ratio, tested as of the end of each month, not at any time less than 1.00 to 1.00.
(b)	Revenues, measured on a trailing six (6) month basis as of the last day of each quarter set forth below, of not less than the following amounts for the following periods:

Trailing 6 Months Ending	Minimum Trailing 6-Month Revenue
March 31, 2018	$20,028,000
June 30, 2018	$21,360,000
September 30, 2018	$22,800,000
December 31, 2018	$24,560,000
March 31, 2018 and thereafter

Minimum revenue requirements for 2019 shall be determined by Lender, in consultation with Borrower, upon Lender’s receipt of Borrower’s 2019 board-approved financial projections due in accordance with Section 4.14(d) above, which should have, at a minimum, a similar growth rate from 2017 to 2018.

1693792.4	9	(BFA – ABL)

Notwithstanding the foregoing, if no Advances are outstanding and Borrower requests an Advance, it shall be a condition to such Advance that Borrower deliver to Lender, in addition to any other requirements set forth herein, evidence satisfactory to Lender that Borrower was in compliance with the covenants set forth in this Section 4.20 as of the most recently ended measuring period applicable to such covenant.

4.21

Not make or contract to make, without Lender’s prior written consent, capital expenditures, including leasehold improvements, in any fiscal year in excess of $150,000 or incur liability for rentals of property (including both real and personal property) in an amount which, together with capital expenditures, shall in any fiscal year exceed such sum.

4.22	Execute any further instruments and take further action as Lender requests to perfect or continue Lender’s security interest in the Collateral or to effect the purposes of this Agreement.
5.

Security Interest.  To secure the prompt payment and performance to Lender of all of the Obligations, Borrower hereby grants to Lender a continuing security interest in the Collateral.  Borrower is not authorized to sell, assign, transfer or otherwise convey any Collateral without Lender’s prior written consent, except for the sale of finished inventory in Borrower’s usual course of business.  Borrower agrees to sign any instruments and documents requested by Lender to evidence, perfect, or protect the interests of Lender in the Collateral.  Borrower agrees to deliver to Lender the originals of all instruments, chattel paper and documents evidencing or related to Receivables and Collateral.  Borrower shall not grant or permit any lien or security in the Collateral or any interest therein other than Permitted Liens.

6.

Power of Attorney.  Borrower irrevocably appoints Lender and its successors and as true and lawful attorney in fact, and authorizes Lender (a) to, whether or not there has been an Event of Default, (i) demand, collect, receive, sue, and give releases to any Account Debtor for the monies due or which may become due upon or with respect to the Receivables and to compromise, prosecute, or defend any action, claim, case or proceeding relating to the Receivables, including the filing of a claim or the voting of such claims in any bankruptcy case, all in Lender’s name or Borrower’s name, as Lender may choose; (ii) prepare, file and sign Borrower’s name on any notice, claim, assignment, demand, draft, or notice of or satisfaction of lien or mechanics’ lien or similar document; (iii) notify all Account Debtors with respect to the Receivables to pay Lender directly; (iv) receive and open all mail addressed to Borrower for the purpose of collecting the Receivables; (v) endorse Borrower’s name on any checks or other forms of payment on the Receivables; (vi) execute on behalf of Borrower any and all instruments, documents, financing statements and the like to perfect Lender’s interests in the Receivables and Collateral; (vii) debit any Borrower’s deposit accounts maintained with Lender for any and all Obligations due under this Agreement; and (viii) do all acts and things necessary or expedient, in furtherance of any such purposes, and (b) to, upon the occurrence and during the continuance of an Event of Default, sell, assign, transfer, pledge, compromise, or discharge the whole or any part of the Receivables.  Upon the occurrence and continuation of an Event of Default, all of the power of attorney rights granted by Borrower to Lender hereunder shall be applicable with respect to all Receivables and all Collateral.

1693792.4	10	(BFA – ABL)

7.	Default and Remedies.
7.1	Events of Default. The occurrence of any one or more of the following shall constitute an Event of Default hereunder.
(a)	Failure to Pay. Borrower fails to make a payment when due under this Agreement.
(b)	Lien Priority. Lender fails to have an enforceable first lien (except for any prior liens to which Lender has consented in writing) on or security interest in the Collateral.
(c)

False Information.  Borrower (or any guarantor) has given Lender any materially false or misleading information or representations or has failed to disclose any material fact relating to the subject matter of this Agreement.

(d)	Death. Any guarantor dies or becomes legally incompetent, or if such guarantor is a partnership, any general partner dies or becomes legally incompetent.
(e)

Bankruptcy.  Borrower (or any guarantor) files a bankruptcy petition, a bankruptcy petition is filed against Borrower (or any guarantor) or Borrower (or any guarantor) makes a general assignment for the benefit of creditors.

(f)	Receivers. A receiver or similar official is appointed for a substantial portion of Borrower’s (or any guarantor’s) business, or the business is terminated.
(g)

Judgments.  Any judgments or arbitration awards are entered against Borrower (or any guarantor), or Borrower (or any guarantor) enters into any settlement agreements with respect to any litigation or arbitration and the aggregate amount of all such judgments, awards, and agreements exceeds $100,000.

(h)	Material Adverse Change. A Material Adverse Change occurs or is reasonably likely to occur.
(i)

Cross-default.  Any default occurs under any agreement in connection with any credit Borrower (or any guarantor) or any of Borrower’s Affiliates has obtained from anyone else or which Borrower (or any guarantor) or any of Borrower’s Affiliates has guaranteed (other than trade amounts payable incurred in the ordinary course of business and not more than 60 days past due).

(j)

Default under Related Documents.  Any default occurs under any guaranty, subordination agreement, security agreement, deed of trust, mortgage, or other document required by or delivered in connection with this Agreement or any such document is no longer in effect.

(k)

Other Agreements.  Borrower (or any guarantor) or any of Borrower’s Affiliates fails to meet the conditions of, or fails to perform any obligation under, any other agreement Borrower (or any guarantor) or any of Borrower’s Affiliates has with Lender or any Affiliate of Lender.

(l)	Change in Control. A Change in Control occurs.
(m)	Other Breach Under Agreement. Borrower fails to meet the conditions of, or fails to perform any obligation under, any term of this Agreement not specifically referred to above.

1693792.4	11	(BFA – ABL)

7.2

Remedies. Upon the occurrence and during the continuance of an Event of Default, (1) without implying any obligation to do so, Lender may cease making Advances or extending any other financial accommodations to Borrower; (2) all or a portion of the Obligations shall be, at the option of and upon demand by Lender, or with respect to an Event of Default described in Section 7.1(e), automatically and without notice or demand, due and payable in full; and (3) Lender shall have and may exercise all the rights and remedies under this Agreement and under applicable law, including the rights and remedies of a secured party under the UCC, all the power of attorney rights described in Section 6 with respect to all Collateral, and the right to collect, dispose of, sell, lease, use, and realize upon all Receivables and all Collateral in any commercially reasonable manner.

8.

Accrual of Interest.  All interest and finance charges hereunder calculated at an annual rate shall be based on a year of 360 days, which results in a higher effective rate of interest than if a year of 365 or 366 days were used.  Lender may charge interest, finance charges and fees based upon the projected amounts thereof as of the due dates therefor and adjust subsequent charges to account for the actual accrued amounts.  If any amount due under Section 2.2, amounts due under Section 9, and any other Obligations not otherwise bearing interest hereunder is not paid when due, such amount shall bear interest at a per annum rate equal to the Finance Charge Percentage until the earlier of (i) payment in good funds or (ii) entry of a trial judgment thereof, at which time the principal amount of any money judgment remaining unsatisfied shall accrue interest at the highest rate allowed by applicable law.

9.

Fees, Costs and Expenses; Indemnification. Borrower will pay to Lender upon demand all fees, costs and expenses (including EXIM Bank Expenses, fees of attorneys and professionals and their costs and expenses) that Lender incurs or may from time to time impose in connection with any of the following: (a) preparing, negotiating, administering, and enforcing this Agreement or any other agreement executed in connection herewith, including any amendments, waivers or consents in connection with any of the foregoing, (b) any litigation or dispute (whether instituted by Lender, Borrower or any other Person) in any way relating to the Receivables, the Collateral, this Agreement or any other agreement executed in connection herewith or therewith, (c) enforcing any rights against Borrower or any guarantor, or any Account Debtor, (d) protecting or enforcing its interest in the Receivables or the Collateral, (e) collecting the Receivables and the Obligations, or (f) the representation of Lender in connection with any bankruptcy case or insolvency proceeding involving Borrower, any Receivable, the Collateral, any Account Debtor, or any guarantor. Borrower shall indemnify and hold Lender harmless from and against any and all claims, actions, damages, costs, expenses, and liabilities of any nature whatsoever arising in connection with any of the foregoing.

10.	Integration, Severability Waiver, Choice of Law, FORUM AND VENUE.
10.1

This Agreement and any related security or other agreements required by this Agreement, collectively: (a) represent the sum of the understandings and agreements between Lender and Borrower concerning this credit; (b) replace any prior oral or written agreements between Lender and Borrower concerning this credit; and (c) are intended by Lender and Borrower as the final, complete and exclusive statement of the terms agreed to by them. In the event of any conflict between this Agreement and any other agreements required by this Agreement, this Agreement will prevail. If any provision of this Agreement is deemed invalid by reason of law, this Agreement will be construed as not containing such provision and the remainder of the Agreement shall remain in full force and effect. Lender retains all of its rights, even if it makes an Advance after a default. If Lender waives a default, it may enforce a later default. Any consent or waiver under, or amendment of, this Agreement must be in writing, and no such consent, waiver, or amendment shall imply any obligation by Lender to make any subsequent consent, waiver, or amendment.

1693792.4	12	(BFA – ABL)

10.2

THIS AGREEMENT SHALL BE GOVERNED BY AND INTERPRETED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF ARIZONA.  THE PARTIES HERETO AGREE THAT ALL ACTIONS OR PROCEEDINGS ARISING IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER RELATED DOCUMENTS SHALL BE TRIED AND LITIGATED ONLY IN THE STATE AND FEDERAL COURTS LOCATED IN THE COUNTY OF MARICOPA, ARIZONA, OR, AT THE SOLE OPTION OF LENDER, IN ANY OTHER COURT IN WHICH LENDER SHALL INITIATE LEGAL OR EQUITABLE PROCEEDINGS AND WHICH HAS JURISDICTION OVER THE SUBJECT MATTER AND PARTIES IN CONTROVERSY.  EACH PARTY HERETO WAIVES ANY RIGHT TO ASSERT THE DOCTRINE OF FORUM NON CONVENIENS OR TO OBJECT TO VENUE TO THE EXTENT ANY PROCEEDING IS BROUGHT IN ACCORDANCE WITH THIS SECTION AND STIPULATES THAT THE STATE AND FEDERAL COURTS LOCATED IN THE COUNTY OF MARICOPA, ARIZONA SHALL HAVE IN PERSONAM JURISDICTION AND VENUE OVER EACH SUCH PARTY FOR THE PURPOSE OF LITIGATING ANY SUCH DISPUTE, CONTROVERSY, OR PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT, OR ANY OTHER RELATED DOCUMENTS.  SERVICE OF PROCESS SUFFICIENT FOR PERSONAL JURISDICTION IN ANY ACTION AGAINST BORROWER MAY BE MADE BY REGISTERED OR CERTIFIED MAIL, RETURN RECEIPT REQUESTED, TO ITS ADDRESS SPECIFIED FOR NOTICES PURSUANT TO SECTION 11.

11.

Notices; Telephonic and Telefax Authorizations.  All notices shall be given to Lender and Borrower at the addresses or faxes set forth on the signature page of this agreement and shall be deemed to have been delivered and received: (a) if mailed, three (3) calendar days after deposited in the United States mail, first class, postage pre-paid, (b) one (1) calendar day after deposit with an overnight mail or messenger service; or (c) on the same date of confirmed transmission if sent by hand delivery, telecopy, telefax or telex.  Lender may honor telephone or telefax instructions for Advances or repayments given, or purported to be given, by any one of the Authorized Persons.  Borrower will indemnify and hold Lender harmless from all liability, loss, and costs in connection with any act resulting from telephone or telefax instructions Lender reasonably believes are made by any Authorized Person.  This paragraph will survive this Agreement's termination, and will benefit Lender and its officers, employees, and agents.

12.	Definitions and Construction.
12.1	Definitions. In this Agreement:

“Account Balance” means at any time the aggregate of the Advances outstanding as reflected on the records maintained by Lender, together with any past due Finance Charges thereon.

“Account Debtor” has the meaning in the UCC and includes any Person liable on any Receivable, including without limitation, any guarantor of any Receivable and any issuer of a letter of credit or banker’s acceptance assuring payment thereof.

“Adjusted Quick Ratio” means (i) the aggregate of unrestricted cash and Cash Equivalents maintained with Lender plus net trade accounts receivable divided by (ii) (a) total current liabilities (including all Obligations to Lender) minus (b) the current portion of Deferred Revenue.

1693792.4	13	(BFA – ABL)

“Adjustments” means all discounts, allowances, disputes, offsets, defenses, rights of recoupment, rights of return, warranty claims, or short payments, asserted by or on behalf of any Account Debtor with respect to any Receivable.

“Advance” means an advance made by Lender to Borrower under this Agreement.

“Advance Rate” means (i) up to seventy-five percent (75%) in the case of Domestic Eligible Receivables, or (ii) up to eighty-five percent (85%) in the case of EXIM Eligible Receivables, or in each case, such greater or lesser percentage as Lender may from time to time establish in its sole discretion upon notice to Borrower.

“Advance Request” means a writing in form and substance satisfactory to Lender and signed by an Authorized Person requesting an Advance.

"Affiliate" means, as to any Person, any other Person directly or indirectly controlling or controlled by, or under direct or indirect common control with, such Person.

“Agreement” means this Business Financing Agreement.

“Authorized Person” means any one of the individuals authorized to sign on behalf of Borrower.

“Biolase India” means Biolase India Private Limited, a wholly-owned Subsidiary of Biolase International and Occulase.

“Borrower Agreement” is the Export-Import Bank of the United States Working Capital Guarantee Program Borrower Agreement executed by Borrower in favor of EXIM Bank and Lender.

“Borrower’s Account” means Borrower’s general operating account maintained with Lender, into which Advances will be deposited unless otherwise instructed by Borrower in writing.

"Borrowing Base" means at any time the sum of (i) the Domestic Borrowing Base plus (ii) the EXIM Borrowing Base.

“Cash Equivalents” means (i) marketable direct obligations issued or unconditionally guaranteed by the United States of America or any agency or any State thereof maturing within one (1) year from the date of acquisition thereof, (ii) commercial paper maturing no more than one (1) year from the date of creation thereof and currently having rating of at least A-2 or P-2 from either Standard & Poor’s Corporation or Moody’s Investors Service, and (iii) certificates of deposit maturing no more than one (1) year from the date of investment therein issued by Lender.

"Cash Management Sublimit" means $500,000.

1693792.4	14	(BFA – ABL)

“Change in Control” shall mean (a) a transaction in which any “person” or “group” (within the meaning of Section 13(d) and 14(d)(2) of the Securities Exchange Act of 1934) becomes the “beneficial owner” (as defined in Rule 13d-3 under the Securities Exchange Act of 1934), directly or indirectly, of a sufficient number of shares of all classes of stock then outstanding of Parent ordinarily entitled to vote in the election of directors, empowering such “person” or “group” to elect a majority of the Board of Directors of Parent, who did not have such power before such transaction, (b) any Subsidiary of Parent (other than Biolase India) ceases to be wholly-owned by Parent or (c) Biolase India ceases to be owned solely by Biolase International and/or Occulase.

“Collateral” means all of Borrower’s rights and interest in any and all personal property, whether now existing or hereafter acquired or created and wherever located, and all products and proceeds thereof and accessions thereto, including but not limited to the following (collectively, the “Collateral”):  (a) all accounts (including health care insurance receivables), chattel paper (including tangible and electronic chattel paper), inventory (including all goods held for sale or lease or to be furnished under a contract for service, and including returns and repossessions), equipment (including all accessions and additions thereto), instruments (including promissory notes), investment property (including securities and securities entitlements), documents (including negotiable documents), deposit accounts, letter of credit rights, money, any commercial tort claim of Borrower which is now or hereafter identified by Borrower or Lender, general intangibles (including payment intangibles, intellectual property and software), goods (including fixtures) and all of Borrower’s books and records with respect to any of the foregoing, and the computers and equipment containing said books and records; and (b) any and all cash proceeds and/or noncash proceeds thereof, including without limitation, insurance proceeds, and all supporting obligations and the security therefore or for any right to payment.

“Collection Account” means the deposit account maintained with Lender which, pursuant to the Lockbox Agreement, all Collections received in the Lockbox are to be deposited, and as to which Borrower has no right to withdraw funds.

“Collections” means all payments from or on behalf of an Account Debtor with respect to Receivables.

“Compliance Certificate” means a certificate in the form attached as Exhibit A to this Agreement by an Authorized Person that, among other things, the representations and warranties set forth in this Agreement are true and correct as of the date such certificate is delivered.

“Credit Limit” means $6,000,000, which is intended to be the maximum amount of Advances at any time outstanding.

“Default” means any Event of Default or any event that with notice, lapse of time or otherwise would constitute an Event of Default.

“Deferred Revenue” is all amounts received or invoiced, as appropriate, in advance of performance under contracts and not yet recognized as revenue.

"Domestic Borrowing Base" means at any time the difference of (i) the Domestic Eligible Receivable Amount multiplied by the applicable Advance Rate, minus (ii) such reserves as Lender may deem proper and necessary from time to time.

1693792.4	15	(BFA – ABL)

“Domestic Credit Limit” means $6,000,000, which is intended to be the maximum amount of Advances at any time outstanding with respect to Domestic Eligible Receivables.

“Domestic Eligible Receivable” means a Receivable that satisfies all of the following:

(a)	The Receivable has been created by Borrower in the ordinary course of Borrower’s business and without any obligation on the part of Borrower to render any further performance.
(b)

There are no conditions which must be satisfied before Borrower is entitled to receive payment of the Receivable, and the Receivable does not arise from COD sales, consignments, bill and hold, or guaranteed sales.

(c)	The Account Debtor upon the Receivable does not claim any defense to payment of the Receivable, whether well founded or otherwise.
(d)

The Receivable is not the obligation of an Account Debtor who has asserted or may reasonably be expected to assert any counterclaims or offsets against Borrower (including offsets for any “contra accounts” owed by Borrower to the Account Debtor for goods purchased by Borrower or for services performed for Borrower).

(e)

The Receivable represents a genuine obligation of the Account Debtor and to the extent any credit balances exist in favor of the Account Debtor, such credit balances shall be deducted in calculating the Receivable Amount.

(f)	Borrower has sent an invoice to the Account Debtor in the amount of the Receivable.
(g)

Borrower is not prohibited by the laws of the jurisdiction where the Account Debtor is located from bringing an action in the courts of that jurisdiction to enforce the Account Debtor’s obligation to pay the Receivable. Borrower has taken all appropriate actions to ensure access to the courts of the jurisdiction where Account Debtor is located, including, where necessary; the filing of a Notice of Business Activities Report or other similar filing with the applicable government agency or the qualification by Borrower as a foreign corporation authorized to transact business in such jurisdiction.

(h)

The Receivable is owned by Borrower free of any title defects or any liens or interests of others except the security interest in favor of Lender, and Lender has a perfected, first priority security interest in such Receivable.

(i)

The Account Debtor on the Receivable is not any of the following:  (1) an employee, Affiliate, parent or Subsidiary of Borrower, or any Person which has common officers or directors with Borrower; (2) the U.S. government or any agency or department of the U.S. government unless Borrower complies with the procedures in the Federal Assignment of Claims Act of 1940 (41 U.S.C. §15) with respect to the Receivable, and the underlying contract expressly provides that neither the U.S. government nor any agency or department thereof shall have the right of set-off against Borrower; (3) any Person located in a foreign country; or (4) an Account Debtor as to which thirty-five percent (35%) or more of the aggregate dollar amount of all outstanding Receivables owing from such Account Debtor have not been paid within 90 days from invoice date.

1693792.4	16	(BFA – ABL)

(j)

The Receivable is not in default (a Receivable will be considered in default if any of the following occur:  (i) the Receivable is not paid within 90 days from its invoice date; (ii) the Receivable has a credit balance over 90 days from its invoice date; (iii) the Account Debtor obligated upon the Receivable suspends business, makes a general assignment for the benefit of creditors, or fails to pay its debts generally as they come due; or (iv) any petition is filed by or against the Account Debtor obligated upon the Receivable under any bankruptcy law or any other law or laws for the relief of debtors).

(k)	The Receivable does not arise from the sale of goods which remain in Borrower’s possession or under Borrower’s control.
(l)	The Receivable is not a bonded Receivable and does not constitute a prebilling, prepaid deposit, retention billing or progress billing.
(m)

The Receivable is not owing from an Account Debtor with respect to which Borrower has received Deferred Revenue (but such Receivable shall only be offset to the extent of such Deferred Revenue), unless otherwise approved in writing by Lender in its sole discretion on a case-by-case basis.

(n)	The Receivable is not evidenced by a promissory note or chattel paper, nor is the Account Debtor obligated to Borrower under any other obligation which is evidenced by a promissory note.
(o)

The Receivable is not that portion of Receivables due from an Account Debtor which is in excess of thirty percent (30%) (forty percent (40%) for Dental One Partners, Highland Capital and Henry Schein) of Borrower's aggregate dollar amount of all outstanding Receivables.

(p)	The Receivable is otherwise acceptable to Lender.

"Domestic Eligible Receivable Amount" means at any time the sum of the Receivable Amounts of the Domestic Eligible Receivables.

“Domestic Facility Fee” means a fee equal to one-quarter of one percent (0.25%) of the Domestic Credit Limit due upon the Closing Date and each anniversary thereof so long as any Advances are outstanding or available hereunder.

“Domestic Line of Credit” means the revolving line of credit under which Borrower may request Lender to issue Advances with respect to Domestic Eligible Receivables up to the Domestic Credit Limit, as specified in Section 1.1 hereof.

“Domestic Overadvance” means at any time an amount equal to the greater of (a) the amount (if any) by which the total amount of the outstanding Advances with respect to Domestic Eligible Receivables (including deemed Advances with respect to the International Sublimit and the total amount of the Cash Management Sublimit) exceeds the lesser of the Domestic Credit Limit or the Domestic Borrowing Base, (b) the amount (if any) by which the total amount of the outstanding Advances (including deemed Advances with respect to the International Sublimit and the total amount of the Cash Management Sublimit) exceeds the Credit Limit, (c) the amount (if any) by which the total amount of the outstanding deemed Advances with respect to the International Sublimit exceed the International Sublimit, or (d) the amount (if any) by which the total amount of the outstanding deemed Advances with respect to the Cash Management Sublimit exceed the Cash Management Sublimit.

1693792.4	17	(BFA – ABL)

“Due Diligence Fee” means a payment of an annual fee equal to $900 due upon the Closing Date and $900 due upon each anniversary thereof so long as any Advance is outstanding or available hereunder.

“Eligible Receivable” means a Domestic Eligible Receivable or an EXIM Eligible Receivable.

“EXIM Application Fee” means a fee in the amount of $100 due on the Closing Date.

“EXIM Bank” means Export-Import Bank of the United States.

“EXIM Bank Expenses” are all reasonable fees that Lender pays to the EXIM Bank in consideration of the issuance of the EXIM Guarantee.

"EXIM Borrowing Base" means at any time the difference of (i) the EXIM Eligible Receivable Amount multiplied by the applicable Advance Rate, minus (ii) such reserves as Lender may deem proper and necessary from time to time.

“EXIM Credit Limit” means $3,000,000, which is intended to be the maximum amount of Advances at any time outstanding with respect to EXIM Eligible Receivables.

“EXIM Documents” means the EXIM Guarantee, the Borrower Agreement, and each other agreement executed in connection therewith.

“EXIM Eligible Receivables” means Eligible Export-Related Accounts Receivable as defined in the Borrower Agreement.

“EXIM Facility Fee” means a fee equal to one and three-quarters percent (1.75%) of the EXIM Credit Limit due upon the Closing Date and each anniversary thereof so long as any Advances are outstanding or available hereunder.

“EXIM Guarantee” means the Master Guaranty Agreement executed by EXIM Bank in favor of Lender.

“EXIM Line of Credit” means the revolving line of credit under which Borrower may request Lender to issue Advances with respect to EXIM Eligible Receivables up to the EXIM Credit Limit, as specified in Section 1.1 hereof.

“EXIM Overadvance” means at any time an amount equal to the amount (if any) by which the total amount of the outstanding Advances with respect to EXIM Eligible Receivables exceeds the lesser of the EXIM Credit Limit or the EXIM Borrowing Base.

“Event of Default” has the meaning set forth in Section 7.1.

“Finance Charge” means an interest amount equal to the Finance Charge Percentage of the ending daily Account Balance for the relevant period.

“Finance Charge Percentage” means a floating rate per year equal to (i) the Prime Rate plus one and one-half percentage points (1.50%) with respect to Advances made under the Domestic Line of Credit, and (ii) the Prime Rate plus one and one-half percentage points (1.50%) with respect to Advances made under the EXIM Line of Credit, and, in each case, plus an additional five percentage points (5.00%) during any period that an Event of Default has occurred and is continuing.

1693792.4	18	(BFA – ABL)

“GAAP” means generally accepted accounting principles consistently applied and used consistently with prior practices.

“Governmental Approval” is any consent, authorization, approval, order, license, franchise, permit, certificate, accreditation, registration, filing or notice, of, issued by, from or to, or other act by or in respect of, any Governmental Authority.

“Governmental Authority” is any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative functions of or pertaining to government, any securities exchange and any self-regulatory organization.

"International Sublimit" means $500,000.

“Lender” means WESTERN ALLIANCE BANK, an Arizona corporation, and its successors and assigns.

"Letter of Credit has the meaning set forth in Section 1.8.

"Letter of Credit Obligations" means, at any time, the sum of, without duplication, (i) the maximum amount available to be drawn on all outstanding Letters of Credit issued by Lender or by Lender’s Affiliate and (ii) the aggregate amount of all amounts drawn and unreimbursed with respect to Letters of Credit issued by Lender or by Lender’s Affiliate.

“Lockbox” is defined in the Lockbox Agreement.

“Lockbox Agreement” is defined in Section 1.4(a).

“Material Adverse Change” means a material adverse change in Borrower’s (or any guarantor’s) business condition (financial or otherwise), operations, properties or prospects, or ability to repay the credit.

“Maturity Date” means two years from the Closing Date or such earlier date as Lender shall have declared the Obligations immediately due and payable pursuant to Section 7.2.

“Month End” means the last calendar day of each month.

“Obligations” means all liabilities and obligations of Borrower to Lender of any kind or nature, present or future, arising under or in connection with this Agreement or under any other document, instrument or agreement, whether or not evidenced by any note, guarantee or other instrument, whether arising on account or by overdraft, whether direct or indirect (including those acquired by assignment) absolute or contingent, primary or secondary, due or to become due, now owing or hereafter arising, and however acquired; including, without limitation, all Advances, Finance Charges, fees, interest, expenses, professional fees and attorneys’ fees.

“Overadvance” means a Domestic Overadvance or an EXIM Overadvance.

“Permitted Indebtedness” means:

(a)	Indebtedness under this Agreement or that is otherwise owed to Lender.

1693792.4	19	(BFA – ABL)

(b)	Indebtedness existing on the Closing Date and specifically disclosed on a schedule to this Agreement.
(c)	Purchase money indebtedness (including capital leases) incurred to acquire capital assets in ordinary course of business and not exceeding $25,000 in total principal amount at any time outstanding.
(d)

Other indebtedness in an aggregate amount not to exceed $25,000 at any time outstanding; provided that such indebtedness is junior in priority (if secured) to the Obligations and provided that the incurrence of such Indebtedness does not otherwise cause an Event of Default hereunder.

(e)

Indebtedness incurred in the refinancing of any indebtedness set forth in (a) through (d) above, provided that the principal amount thereof is not increased or the terms thereof are not modified to impose more burdensome terms upon Borrower.

(f)	Subordinated Debt.

“Permitted Investment” means:

(a)	Investments existing on the Closing Date and specifically disclosed on a schedule to this Agreement.
(b)	Cash Equivalents and Lender’s money market accounts.

“Permitted Liens” means the following but only with respect to property not consisting of Receivables:

(a)	Liens securing any of the indebtedness described in clauses (a) through (d) of the definition of Permitted Indebtedness.
(b)

Liens for taxes, fees, assessments or other governmental charges or levies, either not delinquent or being contested in good faith by appropriate proceedings, provided the same have no priority over any of Lender’s security interests.

(c)

Liens incurred in connection with the extension, renewal or refinancing of the indebtedness described in clause (e) of the definition of Permitted Indebtedness, provided that any extension, renewal or replacement lien shall be limited to the property encumbered by the existing lien and the principal amount of the indebtedness being extended, renewed or refinanced does not increase.

(d)	Liens securing Subordinated Debt.

"Person" shall mean any individual, sole proprietorship, partnership, limited liability partnership, joint venture, trust, unincorporated organization, association, corporation, limited liability company, institution, public benefit corporation, entity or government (whether national, federal, provincial, state, county, city, municipal or otherwise, including any instrumentality, division, agency, body or department thereof), and shall include such Person's successors and assigns.

1693792.4	20	(BFA – ABL)

“Prime Rate” means the greater of four and one-half percent (4.50%) per year or the Prime Rate published in the Money Rates section of the Western Edition of The Wall Street Journal, or such other rate of interest publicly announced from time to time by Lender as its Prime Rate.  Lender may price loans to its customers at, above, or below the Prime Rate. Any change in the Prime Rate shall take effect at the opening of business on the day specified in the public announcement of a change in the Prime Rate.

“Receivable Amount” means as to any Receivable, the amount due from the Account Debtor after deducting all discounts, credits, offsets, payments or other deductions of any nature whatsoever, whether or not claimed by the Account Debtor.

“Receivables” means Borrower’s rights to payment arising in the ordinary course of Borrower’s business, including accounts, chattel paper, instruments, contract rights, documents, general intangibles, letters of credit, drafts, and bankers acceptances.

“Requirement of Law” is as to any Person, the organizational or governing documents of such Person, and any law (statutory or common), treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Subordinated Debt” means indebtedness of Borrower that is expressly subordinated to the indebtedness of Borrower owed to Lender pursuant to a subordination agreement satisfactory in form and substance to Lender.

“Subsidiary” is, as to any Person, a corporation, partnership, limited liability company or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person.  Unless the context otherwise requires, each reference to a Subsidiary herein shall be a reference to a Subsidiary of Borrower.

“UCC” means the Arizona Uniform Commercial Code, as amended or supplemented from time to time.

12.2	Construction:
(a)

In this Agreement: (i) references to the plural include the singular and to the singular include the plural; (ii) references to any gender include any other gender; (iii) the terms “include” and “including” are not limiting; (iv) the term “or” has the inclusive meaning represented by the phrase “and/or,” (v) unless otherwise specified, section and subsection references are to this Agreement, and (vi) any reference to any statute, law, or regulation shall include all amendments thereto and revisions thereof.

(b)

Neither this Agreement nor any uncertainty or ambiguity herein shall be construed or resolved using any presumption against either Borrower or Lender, whether under any rule of construction or otherwise.  On the contrary, this Agreement has been reviewed by each party hereto and their respective counsel.  In case of any ambiguity or uncertainty, this Agreement shall be construed and interpreted according to the ordinary meaning of the words used to accomplish fairly the purposes and intentions of all parties hereto.

1693792.4	21	(BFA – ABL)

(c)	Titles and section headings used in this Agreement are for convenience only and shall not be used in interpreting this Agreement.
13.

Jury Trial Waiver.  THE UNDERSIGNED ACKNOWLEDGE THAT THE RIGHT TO TRIAL BY JURY IS A CONSTITUTIONAL ONE, BUT THAT IT MAY BE WAIVED UNDER CERTAIN CIRCUMSTANCES.  TO THE EXTENT PERMITTED BY LAW, EACH PARTY, AFTER CONSULTING (OR HAVING HAD THE OPPORTUNITY TO CONSULT) WITH COUNSEL OF ITS, HIS OR HER CHOICE, KNOWINGLY AND VOLUNTARILY, AND FOR THE MUTUAL BENEFIT OF ALL PARTIES, WAIVES ANY RIGHT TO TRIAL BY JURY IN THE EVENT OF LITIGATION ARISING OUT OF OR RELATED TO THIS AGREEMENT OR ANY OTHER DOCUMENT, INSTRUMENT OR AGREEMENT BETWEEN THE UNDERSIGNED PARTIES.

14.	ReSERVED.
15.

EXECUTION, EFFECTIVENESS, SURVIVAL. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.  This Agreement and the other documents executed in connection herewith constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof.  Delivery of an executed counterpart of a signature page of this Agreement by telecopy shall be effective as delivery of a manually executed counterpart of this Agreement.  This Agreement shall become effective upon the execution and delivery hereof by Borrower and Lender and shall continue in full force and effect until the Maturity Date and thereafter so long as any Obligations remain outstanding hereunder.  Lender reserves the right to issue press releases, advertisements, and other promotional materials describing any successful outcome of services provided on Borrower’s behalf. Borrower agrees that Lender shall have the right to identify Borrower by name in those materials.

16.

Other Agreements.  Any security agreements, liens and/or security interests securing payment of any obligations of Borrower owing to Lender or its Affiliates also secure the Obligations and are valid and subsisting and are not adversely affected by execution of this Agreement.  An Event of Default under this Agreement constitutes a default under other outstanding agreements between Borrower and Lender or its Affiliates.

17.

BORROWER LIABILITY.  Any Borrower may, acting singly, request credit extensions hereunder.  Each Borrower hereby appoints the other as agent for itself for all purposes hereunder, including with respect to requesting credit extensions hereunder.  Each Borrower hereunder shall be jointly and severally obligated to repay all Obligations, including, without limitation, all credit extensions made hereunder, regardless of which Borrower actually receives said credit extensions, as if each Borrower hereunder directly received all credit extensions.  Each Borrower waives (a) any suretyship defenses available to it under the UCC or any other applicable law, and (b) any right to require Lender to: (i) proceed against any Borrower or any other person; (ii) proceed against or exhaust any security; or (iii) pursue any other remedy.  Lender may exercise or not exercise any right or remedy it has against any Borrower or any security it holds (including the right to foreclose by judicial or non-judicial sale) without affecting any Borrower’s liability.

Notwithstanding any other provision of this Agreement or other related document, each Borrower irrevocably waives all rights that it may have at law or in equity (including, without limitation, any law subrogating Borrower to the rights of Lender under this Agreement) to seek contribution, indemnification or any other form of reimbursement from any other Borrower, or any other Person now

1693792.4	22	(BFA – ABL)

or hereafter primarily or secondarily liable for any of the Obligations, for any payment made by Borrower with respect to the Obligations in connection with this Agreement or otherwise and all rights that it might have to benefit from, or to participate in, any security for the Obligations as a result of any payment made by Borrower with respect to the Obligations in connection with this Agreement or otherwise.  Any agreement providing for indemnification, reimbursement or any other arrangement prohibited under this Section shall be null and void.  If any payment is made to a Borrower in contravention of this Section, such Borrower shall hold such payment in trust for Lender and such payment shall be promptly delivered to Lender for application to the Obligations, whether matured or unmatured.

18.

REVIVAL AND REINSTATEMENT OF OBLIGATIONS.  If the incurrence or payment of the Obligations by Borrower or any guarantor, or the transfer to Lender of any property should for any reason subsequently be asserted, or declared, to be void or voidable under any state or federal law relating to creditors' rights, including provisions of the United States Bankruptcy Code relating to fraudulent conveyances, preferences, or other voidable or recoverable payments of money or transfers of property (each, a "Voidable Transfer"), and if Lender is required to repay or restore, in whole or in part, any such Voidable Transfer, or elects to do so upon the reasonable advice of its counsel, then, as to any such Voidable Transfer, or the amount thereof that Lender is required or elects to repay or restore, and as to all reasonable costs, expenses, and reasonable attorneys' fees of Lender related thereto, the liability of Borrower and such guarantor automatically shall be revived, reinstated, and restored and shall exist as though such Voidable Transfer had never been made.

19.

PATRIOT ACT NOTIFICATION.  Lender hereby notifies Borrower that pursuant to the requirements of the USA Patriot Act, Title III of Pub. L. 107-56, signed into law October 26, 2001 (“Patriot Act”), Lender is required to obtain, verify and record information that identifies Borrower, which information includes the names and addresses of Borrower and other information that will allow Lender to identify Borrower in accordance with the Patriot Act.

20.

NOTICE OF FINAL AGREEMENT. BY SIGNING THIS DOCUMENT EACH PARTY REPRESENTS AND AGREES THAT: (A) THIS WRITTEN AGREEMENT REPRESENTS THE FINAL AGREEMENT BETWEEN THE PARTIES, (B) THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES, AND (C) THIS WRITTEN AGREEMENT MAY NOT BE CONTRADICTED BY EVIDENCE OF ANY PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OR UNDERSTANDINGS OF THE PARTIES.

[Signature pages follow.]

1693792.4	23	(BFA – ABL)

Exhibit 10.26

IN WITNESS WHEREOF, Borrower and Lender have executed this Agreement on the day and year above written.

BORROWER:	LENDER:

BIOLASE, INC. By /s/ John R. Beaver Name: John R. Beaver Title: SVP and Chief Financial Officer	WESTERN ALLIANCE BANK, AN ARIZONA CORPORATION By /s/ Victor Le Name: Victor Le Title: Vice President

Address for Notices: Biolase, Inc. 4 Cromwell Irvine, CA 92618	Address for Notices: Bridge Bank a division of Western Alliance Bank, an Arizona corporation 3200 Park Center Drive, Suite 350 Costa Mesa, CA 92626

BL Acquisition Corp. By /s/ John R. Beaver Name: John R. Beaver Title: SVP and Chief Financial Officer

Address for Notices: BL Acquisition Corp. 4 Cromwell Irvine, CA 92618

BL Acquisition II Inc. By /s/ John R. Beaver Name: John R. Beaver Title: SVP and Chief Financial Officer

Address for Notices: BL Acquisition II Inc. 4 Cromwell Irvine, CA 92618

1693792.4	(BFA – ABL)